AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BEIJING MED-PHARM CORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
     Beijing Med-Pharm Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
     1. That the name of this corporation is Beijing Med-Pharm Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on November 10, 2003.
     2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation (as amended, the “Certificate of Incorporation”), declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
     RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
ARTICLE I
     The name of the Corporation is BMP Sunstone Corporation.
ARTICLE II
     The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV
     The aggregate number of shares of capital stock which the Corporation shall have authority to issue is ninety-five million (95,000,000), seventy-five million (75,000,000) of which shall be shares of Common Stock, par value ($0.001) per share (the “Common Stock”), and twenty million (20,000,000) of which shall be preferred stock, par value $0.001 per share (the “Preferred Stock”). The holders of the Preferred Stock shall be entitled to such rights, powers, designations and preferences as may be approved from time to time by the Board of Directors of the Corporation as set forth in a Certificate of Designation filed pursuant to the Delaware General Corporation Law. The authority to approve such rights, powers, designations and preferences of the Preferred Stock is expressly vested in the Board of Directors of the Corporation.
     A. Voting Rights. The holders of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of the stockholders.
     B. Dividend Rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
ARTICLE V
     The number of Directors shall be as specified in or fixed in accordance with the By-Laws of the Corporation, but such number may be increased or decreased from time to time in such manner as may be prescribed in the By-Laws.
ARTICLE VI
     In addition to the powers conferred upon the stockholders by the Delaware General Corporation Law to adopt, amend or repeal the By-Laws, the Board of Directors may adopt, amend or repeal the By-Laws of the Corporation.
ARTICLE VII
     The stockholders and directors may old their meetings and keep the books and documents of the Corporation outside of the State of Delaware, in such places that may be from time designated by the By-Laws, except as otherwise required by the Laws of Delaware.
ARTICLE VIII
     A Director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those specific breaches and acts or omissions with respect to which the Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of Directors. The modification or repeal of this Article VIII shall not affect the restriction hereunder of a Director’s personal liability for any act or omission occurring prior to such modification or repeal.

ARTICLE IX
     The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity while holding such office and to action while serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. In connection with the indemnification provided by Section 145 of the Delaware General Corporation Law and under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, expenses incurred by a Director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in accordance with Section 145 of the Delaware General Corporation Law or as authorized in the By-Laws of the Corporation.
ARTICLE X
     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. This Certificate of Incorporation may be amended by a resolution adopted by the Board of Directors and, if required by the Delaware General Corporation Law, the approval of the stockholders of the Corporation by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on the matter; provided, however, that any amendment or repeal of Article V of this Certificate of Incorporation shall be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by each voting group entitled to vote on the matter.
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     3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 216 of the General Corporation Law.
     4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
[Signature page follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 15th day of February, 2008.

By:	s/ Fred M. Powell

Name:	Fred M. Powell

Title:	Chief Financial Officer

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